Exhibit 99.1

News Release

Prestige Brands Holdings, Inc. Reports Third Quarter & Nine Months Fiscal 2011 Results

For the Quarter, Prestige Reports Strong Revenue Growth, Driven by Core OTC Growth and Blacksmith Brands Acquisition

IRVINGTON, N.Y., Feb 9, 2011 (BUSINESS WIRE) --

Prestige Brands Holdings, Inc. (NYSE:PBH) today announced results for the third quarter and nine months of fiscal year 2011, which ended on December 31, 2010. Following the close of the quarter, the Company completed the previously announced acquisition of the Dramamine® Brand in the U.S. from McNeil-PPC, Inc.

Revenues for the third fiscal quarter were $90.6 million, $16.8 million or 22.7% above the prior year's comparable quarter revenues of $73.8 million. The Company’s revenue from its five core OTC brands (Chloraseptic®, Clear Eyes®, Compound W®, Little Remedies® and The Doctor’s® NightGuard®) increased 14.0% over the prior year comparable quarter. Revenue for the third fiscal quarter for the remaining OTC brands, the Household segment and International, decreased 7% versus the prior year comparable period. Overall, revenues were up $1.6 million, or 2% above the prior year’s comparable quarter, excluding the impact of the Blacksmith Brands (“BSB”) acquisition in November, 2010.

Operating income for the third fiscal quarter was $13.0 million, which was impacted by $10.5 million of charges associated with the acquisition of BSB. Excluding the impact of these charges, operating income would have been $23.5 million, $0.2 million or 1.0% above the prior year’s comparable quarter operating income of $23.3 million. Gross profit for the third fiscal quarter was $44.0 million, which included $3.5 million of charges associated with the inventory valuation from the BSB acquisition. Excluding the impact of these acquisition related charges, gross profit would have been $47.5 million and gross margin would have been stable at approximately 53% of net revenue, in line with the prior year’s quarter. During the quarter, the Company invested significantly behind Advertising and Promotion (“A&P”) in support of its core brands within the Over-the-Counter (“OTC”) segment as well as the acquired brands from BSB.

Income from continuing operations for the third fiscal quarter was $2.1 million and was impacted by $8.2 million of acquisition related charges, net of tax. Excluding the impact of these acquisition related charges, income from continuing operations would have been $10.3 million, 2.4% higher than the prior year comparable period's results of $10.0 million.

For the third fiscal quarter, basic earnings per share from continuing operations was $0.04, and was impacted by the acquisition related charges by $0.17. Excluding the impact of the acquisition related charges, basic earnings per share from continuing operations would have been $0.21 compared to $0.20 in the prior year’s third fiscal quarter.

Commentary

"We are pleased with our results for the quarter. Our strategy for growing the core OTC brands is well underway. Increased investment in advertising and promotion coupled with new product introductions resulted in strong sell through during the quarter. Consumption for Prestige’s core OTC brands, including Blacksmith Brands, grew 26.5% during the quarter, as compared to a decline of 1% for the respective categories," said Matthew Mannelly, President and CEO. "In addition, our M&A focus is driving the Company’s strategic and financial transformation. The Blacksmith Brands integration is on track and we are making the appropriate advertising and promotional investment to support long-term sustainable growth," he said. "Furthermore, we just completed the acquisition of the Dramamine® brand in the U.S. Dramamine has the dominant position in the motion sickness category and possesses attractive growth characteristics. With the addition of this brand, our OTC segment now includes nine core OTC brands which represent approximately 90% of our OTC segment revenue. Looking forward, we are cautiously optimistic as the retail environment shows some signs of improvement. We will continue to view this as an opportunity to build our brands and invest in our future growth. We expect our continued investments in the fourth quarter to position our expanded core OTC portfolio for growth in fiscal year 2012 and beyond.”

Third Quarter Results by Segment

Revenues for the OTC segment increased $20.9 million, or 44.9%, during the third quarter of fiscal year 2011 versus the same period in fiscal year 2010. This increase was primarily due to $15.2 million of revenues attributable to the acquired BSB products. The OTC segment increased revenues by $5.7 million or 12.3%, excluding the impact of the acquisition of BSB. Overall, revenue increases for Chloraseptic®, Little Remedies®, Compound W® and Clear Eyes® brands were partially offset by revenue decreases for The Doctor's® brand. To drive revenue growth, the Company increased advertising and promotional activities, which led to increased consumption at retail.

Revenues for the Household segment decreased $4.1 million, or 15.1%, during fiscal year 2011 versus the same period in fiscal year 2010. In a challenging retail and competitive market, the Company’s largest Household brand, Comet®, grew market share in abrasive cleaners while experiencing revenue declines in bathroom sprays primarily due to competitive new product introductions and lower consumer demand.

Year-to-Date Results

For the nine month period ending December 31, 2010, revenues were $240.1 million, an increase of 7.9% over the prior year comparable period's results of $222.7 million. Revenues were $2.2 million, or 1% above the prior year’s comparable period, excluding the BSB revenues.

Operating income for the nine month period ending December 31, 2010 was $57.5 million, which was impacted by $10.5 million of charges associated with the acquisition of BSB. Excluding the impact of these charges, operating income would have been $68.0 million, $7.3 million or 12.1% above the prior year’s comparable period operating income of $60.7 million. Gross profit for the current nine month period was $124.6 million, which included $3.5 million of charges associated with the inventory valuation from the BSB acquisition. Excluding the impact of these acquisition related charges, gross profit would have been $128.1 million and gross margin would have been stable at approximately 53% of revenue, in line with the prior year’s comparable period.

Income from continuing operations was $22.7 million and was impacted by $8.2 million of acquisition related charges, net of tax. Excluding the impact of these charges, income from continuing operations would have been $30.9 million, an increase of 17.7%, compared to $26.3 million in the prior year's comparable period.

For the current nine month period, basic earnings per share from continuing operations was $0.46, and was impacted by the acquisition related charges by $0.16. Excluding the impact of the acquisition related charges, basic earnings per share from continuing operations would have been $0.62 compared to $0.53, 17.4% higher than the prior year's comparable period.

Free Cash Flow and Debt

Free cash flow is a "non-GAAP" financial measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented here because management believes it is a commonly used measure of liquidity, and indicative of cash available for debt repayment and acquisitions. The Company defines "free cash flow" as operating cash flow from continuing operations less capital expenditures.

The Company's free cash flow for the third fiscal quarter ended December 31, 2010 was $18.7 million, an increase of $8.3 million or 79.0% over the prior year’s comparable quarter. Free cash flow is composed of operating cash flow of $18.8 million less capital expenditures of $0.1 million. This compares to the prior year comparable quarter's free cash flow of $10.4 million, composed of operating cash flow of $10.6 million less capital expenditures of $0.2 million.

Total indebtedness at December 31, 2010 was $509.5 million. At December 31, 2010, cash on the balance sheet totaled $83.3 million.

Conference Call

The Company will host a conference call to review its third quarter and nine month results on Wednesday, February 9, 2010 at 8:30am EST. The dial-in numbers are: 1-866-383-8003 within North America and 1-617- 597-5330 outside of North America. The conference passcode is "prestige". A slide presentation will accompany the call and can be accessed through the Company’s website, www.prestigebrands.com. Click on “Investor Relations” and then on “Webcasts and Presentations”. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 1-888-286-8010 within North America and at 617-801-6888 outside North America. The passcode is 71941228.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Key brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, The Little Remedies® line of pediatric over-the-counter products, Comet® cleansers, PediaCare® children's over-the-counter products, Efferdent® and Effergrip® denture care products, Luden's® cough drops, NasalCrom® allergy treatment, and Dramamine® motion sickness treatment.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws and that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our intentions regarding development of the brands that we acquired on November 1, 2010 in the Blacksmith acquisition as well as the outlook for Prestige Brands Holdings' market and its core brands as well as prospects for the industry. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

SOURCE: Prestige Brands Holdings, Inc.

Prestige Brands Holdings, Inc.
Dean Siegal, 914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
(In thousands, except per share data)	2010	2009	2010	2009
Revenues
Net sales	$90,077	$73,372	$238,086	$221,178
Other revenues	531	446	2,061	1,483
Total revenues	90,608	73,818	240,147	222,661

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	46,596	34,647	115,574	104,174
Gross profit	44,012	39,171	124,573	118,487

Operating Expenses
Advertising and promotion	13,049	6,037	28,775	24,379
General and administrative	15,426	7,411	30,941	26,087
Depreciation and amortization	2,513	2,458	7,336	7,368
Total operating expenses	30,988	15,906	67,052	57,834

Operating income	13,024	23,265	57,521	60,653

Other expense
Interest expense, net	7,674	5,558	18,508	16,853
Loss on extinguishment of debt	—	—	300	—
Total other expense	7,674	5,558	18,808	16,853

Income from continuing operations before income taxes	5,350	17,707	38,713	43,800
Provision for income taxes	3,204	7,642	15,948	17,531
Income from continuing operations	2,146	10,065	22,765	26,269

Discontinued Operations
Income from discontinued operations, net of income tax	32	358	591	2,402

Gain/(Loss) on sale of discontinued operations, net of income tax/(benefit)	—	157	(550)	157
Net income	$2,178	$10,580	$22,806	$28,828

Basic earnings per share:
Income from continuing operations	$0.04	$0.20	$0.46	$0.53
Net income	$0.04	$0.21	$0.46	$0.58

Diluted earnings per share:
Income from continuing operations	$0.04	$0.20	$0.45	$0.53
Net income	$0.04	$0.21	$0.45	$0.58

Weighted average shares outstanding:
Basic	50,085	50,030	50,059	50,008
Diluted	50,533	50,074	50,260	50,078

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	December 31, 2010	March 31, 2010
Current assets
Cash and cash equivalents	$83,266	$41,097
Accounts receivable	41,981	30,621
Inventories	47,907	27,676
Deferred income tax assets	4,700	6,353
Prepaid expenses and other current assets	1,800	4,917
Current assets of discontinued operations	—	1,486
Total current assets	179,654	112,150

Property and equipment	1,406	1,396
Goodwill	153,199	111,489
Intangible assets	712,860	554,359
Other long-term assets	6,729	7,148
Long-term assets of discontinued operations	—	4,870

Total Assets	$1,053,848	$791,412

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$18,682	$12,771
Accrued interest payable	5,156	1,561
Other accrued liabilities	20,589	11,733
Current portion of long-term debt	659	29,587
Total current liabilities	45,086	55,652

Long-term debt
Principal amount	508,841	298,500
Less unamortized discount	(5,277)	(3,943)
Long-term debt, net of unamortized discount	503,564	294,557

Deferred income tax liabilities	150,696	112,144

Total Liabilities	699,346	462,353

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,229 shares at December 31, 2010 and 50,154 shares at March 31, 2010	502	502
Additional paid-in capital	386,928	384,027
Treasury stock, at cost - 148 shares at December 31, 2010 and 124 shares at March 31, 2010	(327)	(63)
Accumulated deficit	(32,601)	(55,407)
Total Stockholders' Equity	354,502	329,059

Total Liabilities and Stockholders' Equity	$1,053,848	$791,412

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31
(In thousands)	2010	2009
Operating Activities
Net income	$22,806	$28,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,565	8,679
Loss (Gain) on sale of discontinued operations	890	(253)
Deferred income taxes	5,591	10,254
Amortization of deferred financing costs	767	1,432
Stock-based compensation costs	2,751	1,658
Loss on extinguishment of debt	300	—
Amortization of debt discount	480	—
Loss on disposition of equipment	131	—
Changes in operating assets and liabilities
Accounts receivable	7,330	6,407
Inventories	2,814	(6,958)
Inventories held for sale	1,114	(1,323)
Prepaid expenses and other current assets	3,166	(664)
Accounts payable	(1,054)	1,006
Accrued liabilities	7,008	1,424
Net cash provided by operating activities	61,659	50,490

Investing Activities
Purchases of equipment	(405)	(402)
Proceeds from sale of discontinued operations	4,122	7,993
Acquisition of Blacksmith, net of cash acquired	(202,044)	—
Net cash (used for) provided by investing activities	(198,327)	7,591

Financing Activities
Proceeds from issuance of Senior Notes	100,250	—
Proceeds from issuance of Senior Term Loan	112,936	—
Payment of deferred financing costs	(648	—
Repayment of long-term debt	(33,587)	(59,000)
Proceeds from exercise of stock options	150	—
Purchase of treasury stock	(264)	—
Net cash provided by (used for) financing activities	178,837	(59,000)

Increase (decrease) in cash	42,169	(919)
Cash - beginning of period	41,097	35,181

Cash - end of period	$83,266	$34,262

Interest paid	$13,354	$18,345
Income taxes paid	$4,096	$9,820

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments

	For the Three Months Ended December 31, 2010
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$67,287	$22,790	$90,077
Other revenues	173	358	531

Total revenues	67,460	23,148	90,608
Cost of sales	30,827	15,769	46,596

Gross profit	36,633	7,379	44,012
Advertising and promotion	11,842	1,207	13,049

Contribution margin	$24,791	$6,172	30,963
Other operating expenses			17,939

Operating income			13,024
Other expense			7,674
Provision for income taxes			3,204
Income from continuing operations			2,146

Income from discontinued operations, net of income tax			32

Net income			$2,178

	For the Nine Months Ended December 31, 2010
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$162,652	$75,434	$238,086
Other revenues	368	1,693	2,061

Total revenues	163,020	77,127	240,147
Cost of sales	64,477	51,097	115,574

Gross profit	98,543	26,030	124,573
Advertising and promotion	23,918	4,857	28,775

Contribution margin	$74,625	$21,173	95,798
Other operating expenses			38,277

Operating income			57,521
Other expense			18,808
Provision for income taxes			15,948
Income from continuing operations			22,765

Income from discontinued operations, net of income tax			591
Loss on sale of discontinued operations, net of income tax benefit			(550)

Net income			$22,806

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments

	For the Three Months Ended December 31, 2009
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$46,544	$26,828	$73,372
Other revenues	9	437	446

Total revenues	46,553	27,265	73,818
Cost of sales	17,166	17,481	34,647

Gross profit	29,387	9,784	39,171
Advertising and promotion	5,160	877	6,037

Contribution margin	$24,227	$8,907	33,134
Other operating expenses			9,869

Operating income			23,265
Other expense			5,558
Provision for income taxes			7,642
Income from continuing operations			10,065

Income from discontinued operations, net of income tax			358
Gain on sale of discontinued operations, net of income tax			157

Net income			$10,580

	For the Nine Months Ended December 31, 2009
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$138,907	$82,271	$221,178
Other revenues	29	1,454	1,483

Total revenues	138,936	83,725	222,661
Cost of sales	50,409	53,765	104,174

Gross profit	88,527	29,960	118,487
Advertising and promotion	19,299	5,080	24,379

Contribution margin	$69,228	$24,880	94,108
Other operating expenses			33,455

Operating income			60,653
Other expense			16,853
Provision for income taxes			17,531
Income from continuing operations			26,269

Income from discontinued operations, net of income tax			2,402
Gain on sale of discontinued operations, net of income tax			157

Net income			$28,828